EXHIBIT 99.1

PRESS RELEASE                                        Source: Blue Holdings, Inc.


                  BLUE HOLDINGS, INC. REACHES MUTUAL AGREEMENT
           TO TERMINATE ACQUISITION OF OPERATOR OF UP AGAINST THE WALL


COMMERCE, Calif.--(BUSINESS WIRE)--Blue Holdings, Inc. (NASDAQ:BLUE - NEWS), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced that it has reached a mutual agreement with Long Rap, Inc. to terminate its proposed agreement to acquire the company and its retail operations, which was previously announced on June 20, 2006. Both companies have determined that it would be in the best interests of their respective shareholders not to proceed with the acquisition at this time.

"While we are disappointed that we were unable to conclude our acquisition of the Up Against the Wall retail stores, we are now able to re-focus our efforts on our wholesale business, while continuing to develop our retail strategy," said Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc. "Blue Holdings is well positioned in the market place, and both management and the Board of Directors remain very committed to preserving and increasing shareholder value."

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories with a western flair under the "Antik Denim," "Yanuk," and "Taverniti So Jeans," brands, both in the United States and internationally. It also has a 50%
ownership in a brand of knit collections called "Life & Death". Blue Holdings currently sells men's and women's styles and has launched a children's line. Antik Denim, Yanuk, and Taverniti So Jeans are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans and casual wear market.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements included in this release include statements related to Blue Holdings' continued growth. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United
States  Securities  and  Exchange   Commission.   Blue  Holdings  undertakes  no


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obligation to publicly update or revise any forward-looking statements,  whether as a result of new information, future events or otherwise.

CONTACT:
Blue Holdings, Inc.
Patrick Chow, 323-725-5555
patrick.chow@blueholdings.com

or

Integrated Corporate Relations
Andrew Greenebaum/Patricia Dolmatsky, 310-954-1100 agreenebaum@icrinc.com pdolmatsky@icrinc.com